Exhibit  4:

                                    AGREEMENT
                                 BY AND BETWEEN
                              MINTZ & FRAADE, P.C.,
                              FREDERICK M. MINTZ,
                                 ALAN P. FRAADE
                                      AND
                                CYBERCARE, INC.
                                ----------------


     This Agreement is entered into as of the 12th day of March, 2003 by and between Mintz & Fraade, P.C. (the "Law Firm"), a law firm, and Frederick M. Mintz and Alan P. Fraade (the "Attorneys"), all located at 488 Madison Avenue, New York, New York 10022, Tel: 212-486-2500, Fax: 212-486-0701 and CyberCare,
Inc. (the "Company"), a Florida corporation with its principal offices located at 2500 Quantum Lakes Dr., Boynton Beach, FL, Tel: (561) 742-5103, Fax: (561) 742-5002.

                              W I T N E S S E T H
                              -------------------

     WHEREAS, the Company acknowledges that it is contemplated that the Law Firm will render substantial professional and paraprofessional services after the date of this Agreement;

     WHEREAS, the Company has requested that the Attorneys continue to render legal services to the Company;

     WHEREAS, the parties hereto have agreed that 1,000,000 shares of the Company's common stock (the "Common Stock") will be issued to each of Alan P. Fraade and Frederick M. Mintz, for an aggregate amount to be issued of 2,000,000 shares of the Company's common stock to the Attorneys, as compensation for professional and paraprofessional services to be rendered; and

     WHEREAS, the parties hereto have agreed that the Company will issue the Common Stock to induce the Attorneys to continue the rendering of professional and paraprofessional services for the Company;

     NOW THEREFORE, in consideration of the mutual covenants of the parties which are hereinafter set forth and for other good and valuable consideration, receipt of which is hereby acknowledged,

IT  IS  AGREED:

1. In satisfaction of the services to be rendered the Attorneys agree to accept and the Company agrees to issue to the Attorneys 2,000,000 shares of the Company's common stock which Shares shall be registered by the Company in a Form S-8 Registration Statement with the Securities and Exchange Commission.

2. The Board of Directors of the Company has voted to approve the terms contained herein including, but not limited to, the issuance of 2,000,000 shares of the Company to the Attorneys. Such approval shall be evidenced by a certified copy of the Resolution authorizing this Agreement, a copy of which is annexed hereto as Exhibit "A".

3. The Attorneys shall have the right to sell any portion or all of the Common Stock, at any time, in the Attorneys' sole and absolute discretion. The net amount received from all sales of the Common Stock (after all costs including but not limited to commissions and fees) shall be credited to bills to the Company for services rendered or to be rendered.

4. This Agreement may not be changed, modified, extended, terminated, or discharged orally, but only by an agreement in writing, signed by all of the parties to this Agreement.

5. The parties agree to execute any and all such other and further instruments and documents, and to take any and all such further actions which are reasonably required to consummate, evidence, confirm or effectuate this Agreement and the intents and purposes hereof.

6. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach of this Agreement.

7. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior representations, agreements and understandings. This Agreement shall be binding upon each of us, and upon our heirs, executors, successors and assigns.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed as of the day and year above written.


                                       CyberCare,  Inc.


                                       By:  /s/  Joseph  Robert  Forte
                                         ----------------------------
                                       Title:  President,  Chairman  and  CEO




                                           /s/  Frederick  M.  Mintz
                                         ----------------------------------
                                                Frederick  M.  Mintz


                                           /s/  Alan  P.  Fraade
                                         ------------------------------
                                                Alan  P.  Fraade


                                        Mintz  &  Fraade,  P.C.


                                        By:  /s/  Frederick  M.  Mintz
                                           ----------------------------
                                               Frederick  M.  Mintz,  President